UNITED STATED SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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ENVENTIS CORPORATION

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**** IMPORTANT REMINDER ****

Dear Enventis Shareholder:

A Special Meeting of Enventis Corporation is called to be held on October 8, 2014.  At this meeting you are being asked to approve our Merger with Consolidated Communications.  You are receiving this reminder letter because your votes were not yet processed at the time this letter was mailed.  If you have already voted, we would like to thank you for your vote.  Please note that if you hold shares in more than one account, you may still need to vote any remaining unvoted shares.

YOUR VOTE IS ESPECIALLY IMPORTANT FOR THIS MEETING

The proposal to approve the Merger Agreement requires the favorable vote of two-thirds of all outstanding shares in order to be approved.  This is a high threshold and we are asking all of our shareholders to vote as soon as possible to help us achieve passage of this proposal.  Your Board recommends that you vote FOR all proposals.  Even if you plan on attending the meeting, we urge you to vote your shares now, so they can be tabulated prior to the meeting.

The fastest and easiest way to vote is by telephone or on the Internet.  Instructions on how to vote your shares over the telephone or on the Internet are provided on the voting form enclosed with this letter.  Alternatively, you may sign and return the enclosed voting form in the envelope provided.

WE URGE YOU TO EXERCISE YOUR RIGHT TO VOTE TODAY.

If you sign and return the enclosed voting form without indicating a different choice, your shares will be voted FOR the proposal to approve the Merger Agreement; FOR the proposal to approve, on an Advisory Basis, the Change-in-Control Payments; and FOR the proposal to adjourn the meeting, if necessary, as recommended by your Board of Directors.

If you have any questions or if you need assistance voting, please call Morrow & Co., LLC, our proxy solicitor, at 1-888-681-0976.

Thank you for your investment in Enventis Corporation and for taking the time to vote your shares.

Sincerely,

Diane L. Dewbrey
Board Chair
Enventis Corporation